                                                                    EXHIBIT 99.1

THE FOLLOWING INFORMATION WILL BE DISCLOSED BY THE COMPANY IN A PROPOSED PUBLIC OFFERING OF COMMON STOCK. FOR PURPOSES OF THIS DOCUMENT, THE "OFFERING" SHALL MEAN OUR PROPOSED OFFERING OF 3,500,000 SHARES OF COMMON STOCK.

    EXCEPT WHERE OTHERWISE NOTED, THE WORDS "WE," "US," "OUR" AND SIMILAR TERMS AS WELL AS REFERENCES TO "PENN NATIONAL" OR THE "COMPANY" REFER TO PENN NATIONAL GAMING, INC. AND ALL OF ITS SUBSIDIARIES.

                                  THE COMPANY

    We are a leading diversified, multi-jurisdictional owner and operator of gaming properties, as well as horse racetracks and associated off-track wagering facilities, which we refer to in this document as our pari-mutuel operations. We own or operate five gaming properties located in West Virginia, Mississippi, Louisiana and Ontario, Canada that are focused primarily on serving customers within driving distance of our properties. We also own two racetracks and eleven off-track wagering facilities in Pennsylvania. We believe our portfolio of assets provides us with diversified cash flow. We intend to pursue the expansion of our gaming operations through both the implementation of a disciplined capital expenditure program at our existing properties and the continued pursuit of strategic acquisitions of gaming properties in attractive regional markets.

    In 1997, we began our transition from a pari-mutuel company to a diversified gaming company with the introduction of video lottery terminals at our Charles Town Entertainment Complex. In 1999, we expanded our offerings at Charles Town with the introduction of reel-spinning, coin-in/coin-out machines. We continued our transition through a series of strategic acquisitions in four different regional markets. In August 2000, we acquired Casino Magic Bay St. Louis in Bay St. Louis, Mississippi and Boomtown Biloxi in Biloxi, Mississippi for an aggregate purchase price of approximately $200 million and, in April 2001, we acquired Casino Rouge in Baton Rouge, Louisiana and the management contract for Casino Rama in Orillia, Ontario, Canada for approximately $180 million. In addition, we have signed an agreement to acquire the operations of Bullwhackers casino in Black Hawk, Colorado. We are also in the process of implementing significant capital improvement plans at Charles Town and Bay St. Louis. These projects include the construction of additional floor space and a parking facility at Charles Town and the development of an additional hotel in Bay St. Louis. We believe these projects will broaden the customer appeal of these properties.

    On a pro forma basis reflecting our recent acquisitions, our revenues would have been $537.0 million and $483.5 million for the twelve months ended September 30, 2001 and 2000, respectively, and our EBITDA (as defined below) would have been $119.4 million and $109.4 million for the twelve months ended September 30, 2001 and 2000, respectively.

OUR PROPERTIES

    The following table summarizes certain features of our owned or leased properties and our managed facility as of January 31, 2002:

                                                                                                                 PRO FORMA
                                                                                                               PROPERTY LEVEL
                                                                                                               EBITDA(1) FOR
                                                                                                                   TWELVE
                                                                              GAMING                            MONTHS ENDED
                                                             TYPE OF          SQUARE     GAMING      TABLE     SEPTEMBER 30,
           PROPERTY                   LOCATION              FACILITY         FOOTAGE    MACHINES     GAMES          2001
           --------                   --------              --------         -------    --------     -----     --------------
OWNED OR LEASED:                                                                                               (IN THOUSANDS)
Charles Town Entertainment       Charles Town, WV      Land-based gaming/      50,000     2,000        --         $ 47,971
  Complex                                              Thoroughbred racing
Casino Magic Bay St. Louis       Bay St. Louis, MS     Dockside gaming         39,500     1,158        37           18,565
Boomtown Biloxi                  Biloxi, MS            Dockside gaming         33,600     1,152        27           12,739
Casino Rouge                     Baton Rouge, LA       Dockside gaming         28,000     1,029        38           21,142
Penn National Race Course(2)     Harrisburg, PA        Thoroughbred racing         --        --        --            7,907
Pocono Downs(2)                  Wilkes-Barre, PA      Harness racing              --        --        --            6,783
OPERATED:
Casino Rama                      Orillia, Ontario      Land-based gaming       75,000     2,202       122           11,098
                                                                             --------     -----       ---         --------
Total                                                                         226,100     7,541       224         $126,205
                                                                             ========     =====       ===         ========

------------------------------
(1) Excludes corporate overhead expense of $9.2 million and earnings from unconsolidated affiliates of $2.1 million.

(2) In addition to our racetracks, Penn National Race Course and Pocono Downs operate six and five off-track wagering facilities, respectively, located throughout Pennsylvania. Property level EBITDA at these properties includes the results of associated OTWs.

    CHARLES TOWN ENTERTAINMENT COMPLEX. The Charles Town Entertainment Complex in Charles Town, West Virginia features 2,000 gaming machines, a thoroughbred racetrack, simulcast wagering, entertainment and dining. The facility is located within driving distance of Baltimore, Maryland and Washington, D.C. and is a leading gaming property serving the area. There is a total population of approximately 3.1 million and 10.0 million persons within a 50 and 100-mile radius, respectively, of the property. We have experienced strong growth at the facility and have increased the number of gaming machines from 400 in September 1997 to their current levels. A change in law in March 2001 increased the maximum per pull wagering limit on the machines from $2 to $5. We have undertaken a number of initiatives to drive growth at this property. In November 2000, we expanded the gaming area to over 50,000 square feet and opened a 150-seat restaurant and bar. We also have begun construction of a 1,500-space structured parking facility that is expected to open in the second quarter of 2002 and we are expanding the gaming floor space to accommodate additional gaming machines and patrons. The expansion will add 41,000 square feet of space and will enable us to install 500 additional gaming machines. We expect to complete this phase of the expansion in July 2002. Subject to regulatory approval, we expect to install 500 machines in 2002 and an additional 1,000 machines in 2003, for a total of 3,500 machines.

    CASINO MAGIC BAY ST. LOUIS. Casino Magic Bay St. Louis offers approximately 39,500 square feet of gaming space, with approximately 1,158 slot machines and 37 table games. The facility is located in the Gulf Coast gaming market and is within driving distance of New Orleans, Louisiana, Mobile, Alabama and other cities in the Southeast. The property includes a 201-room hotel with banquet and meeting space, 1,800-seat arena, 18-hole Arnold Palmer-designed championship golf course, steak and seafood restaurant, a buffet-style restaurant and a live entertainment lounge. We are constructing a 300-room hotel with conference facilities, which we expect to open in the late second quarter of 2002. The hotel, which is attached to the casino, will be comprised of 236 deluxe rooms, 46 junior suites and 9 one-bedroom suites with attached parlors. We believe the new hotel will enable us to enhance our status as a regional destination property.


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    BOOMTOWN BILOXI.  Boomtown Biloxi, also located in the Gulf Coast gaming market, offers approximately 33,600 square feet of gaming space, with 1,152 slot machines and 27 table games, as well as other gaming amenities including a full service buffet/menu service restaurant, 120-seat deli-style restaurant, full-service bakery, western dance hall/cabaret and 20,000-square foot family entertainment center. We believe that the property offers a relaxed and friendly environment and has a broad and loyal customer base. There is an adult population of approximately 665,000 and 2.2 million persons within a 50 and 100-mile radius, respectively, of the Gulf Coast market.

    CASINO ROUGE. Casino Rouge is one of two dockside riverboat gaming facilities operating in Baton Rouge, Louisiana. The property features a four-story, 47,000-square foot riverboat casino, replicating a nineteenth century Mississippi River paddlewheel steamboat, and a two-story, 58,000-square foot dockside embarkation building. The riverboat features approximately 28,000 square feet of gaming space, 1,029 gaming machines and 38 table games and has a capacity of 1,800 customers. The dockside embarkation facility offers a variety of amenities, including a steakhouse, a 268-seat buffet, food and bar service, lounge areas, meeting and planning space and a gift shop. There is an adult population of approximately 650,000 and 2.1 million persons within a 50 and 100-mile radius, respectively, of the Baton Rouge market.

    CASINO RAMA. We operate Casino Rama, a full service gaming and entertainment facility, on behalf of the Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. Casino Rama, located on the lands of the Mnjikaning First Nation, is approximately 90 miles north of Toronto, Canada, and has approximately 75,000 square feet of gaming space, 2,202 gaming machines and 122 table games. A 5,000-seat entertainment facility opened in July 2001 and a 300-room hotel currently is under construction at the property and is expected to open in the second quarter of 2002. We have not and are not required to commit any of our capital to these projects. Under our operating agreement, which expires in 2011, we are entitled to a base fee equal to two percent of gross revenue of the casino and an incentive fee equal to five percent on the casino's net operating profit.

    PENN NATIONAL RACE COURSE, POCONO DOWNS AND OTHER PARI-MUTUEL ASSETS. In addition to our gaming facilities, we own and operate Penn National Race Course, located outside of Harrisburg, one of two thoroughbred racetracks in Pennsylvania, and Pocono Downs, located outside of Wilkes-Barre, one of two harness racetracks in Pennsylvania. There is a total population of approximately
2.2 million persons within a 50-mile radius of Penn National Race Course. There is a total population of approximately 1.5 million persons within a 50-mile radius of Pocono Downs. In addition to our racetracks, we operate eleven off-track wagering facilities, or OTWs, in Pennsylvania and hold a 50% interest in Pennwood Racing, Inc., a joint venture that owns and operates Freehold Raceway in New Jersey.

    In August 2001, we entered into a definitive agreement to acquire the operations of Bullwhackers Casino in Black Hawk, Colorado for $6.5 million cash. The Bullwhackers properties include 20,700 square feet of gaming space, 1,002 slot machines, 16 table games and a 475-car parking area. The properties are located on leased land as well as 3.25 acres of land included in the acquisition, much of which is utilized for parking. We expect to close the acquisition in the second quarter of 2002.

BUSINESS STRATEGY AND STRENGTHS

    We seek to provide our customers with high quality gaming, racing, lodging, dining and entertainment offerings. Our strategy is to expand our gaming operations through both internal growth and the selective acquisition of strategic gaming properties in attractive gaming markets.

    We believe that the following key competitive strengths will contribute to the successful implementation of our strategy:

    - LEADING PROPERTIES IN ESTABLISHED REGIONAL MARKETS. Each of our properties is located in established regional markets and has a population of at least two million people within a

      100-mile radius. We believe that our properties occupy a niche position in each market in which we operate. Charles Town, with $193.6 million in revenue for the twelve months ended September 30, 2001, is positioned as the dominant operator in its market. Bay St. Louis, with its current expansion and existing golf course, is evolving into a complete overnight destination resort with what we believe is the broadest offering of amenities on the Gulf Coast. Boomtown is the leading locals property in the Biloxi market. Casino Rouge, with a 55% market share of 2001 revenue, has consistently been the top performing property in Baton Rouge. Through the introduction of additional amenities, and the implementation of our capital improvement plans, we believe we can further improve the relative market share of each of our existing properties.

    - HISTORICALLY STABLE CASH FLOWS FROM EXISTING PROPERTIES. Because each of our properties caters predominantly to local customers who tend to visit our properties on a regular basis, our properties historically have generated relatively stable cash flows. Moreover, the majority of our gross gaming revenues comes from either video lottery terminal or slot machine play, which typically are more predictable and stable sources of revenue than other forms of gaming revenues. Each of our owned properties has been in operation for a minimum of seven years and each is an established venue for entertainment in its respective market. We believe the capital development plans we are implementing will help us improve the cash flow generating capabilities of our properties in the future.

    - DIVERSIFIED PROPERTY PORTFOLIO. In addition to our established properties in West Virginia and Pennsylvania, during the last 18 months we have acquired three gaming properties in three regional markets and the right to operate a fourth property in another regional market, enabling us to develop a diversified portfolio of gaming properties. We believe this regional diversification helps insulate us from softness in any one market, while providing us with an opportunity to build a diversified database of gaming customers to whom we can cross-market and promote all of the properties within our portfolio. We intend to broaden the diversification of our property portfolio through the continued pursuit of strategic acquisitions in attractive markets.

    - SUCCESSFUL ACQUISITION TRACK RECORD. During the past five years, we have successfully transformed ourselves from an operator of racetracks and off-track wagering facilities, into an operator of diversified gaming properties. In implementing this transformation, we have positioned our properties to achieve meaningful operating synergies, while simultaneously building an experienced casino management team. We believe we have a strong operational platform from which to pursue the continued growth of our gaming operations.

    - WELL-POSITIONED TO PURSUE GROWTH OPPORTUNITIES. According to the National Association of State Budget Officers, there currently are more than thirty-five states in the United States with projected budget deficits. Many states are considering legislation that would introduce or broaden gaming activities to help address these budget deficit problems. With casino gaming, VLT or racetrack and off-track wagering operations in six regional markets in North America, we believe we are a leading multi-jurisdictional operator of a diversified mix of gaming properties. We believe that our Pennsylvania and New Jersey pari-mutuel businesses may provide us with significant growth opportunities if certain initiatives are implemented. Pennsylvania currently has five bills pending in the state legislature that would authorize the operation of slot machines at racetracks. New Jersey recently has approved the introduction of off-track wagering and telephone-account wagering. Pending the negotiation of a participation agreement between our joint venture and the New Jersey Sports Authority, and the final adoption of applicable regulations, we expect that our joint venture will open its first off-track wagering facility in late 2003.

    - EXPERIENCED MANAGEMENT TEAM. Our senior management team has an average industry tenure of more than 20 years and an established record of acquiring, integrating and operating gaming and pari-mutuel facilities.

                              RECENT DEVELOPMENTS

    On February 4, 2002, we announced fourth quarter 2001 results. Revenues for the quarter rose 48.1% to $136.0 million, compared to $91.8 million in the fourth quarter of 2000. Fourth quarter 2001 EBITDA rose 72.6% to $28.7 million, from $16.6 million in the fourth quarter of 2000. Net income in the fourth quarter of 2001 rose 105.2% to $5.6 million, or $0.35 per diluted share, compared to net income of $2.7 million, or $0.18 per diluted share, in the fourth quarter of 2000.

    For the full year 2001, revenues rose 78.0% to $519.4 million, compared to $291.8 million in 2000. EBITDA in 2001 rose 90.4% to $113.3 million, from $59.5 million in 2000. Net income in 2001 rose 31.2% to $24.4 million, or $1.53 per diluted share, compared to net income before extraordinary item of $18.6 million, or $1.20 per diluted share, in 2000.

                            ------------------------

    We are the successor to several businesses that have operated the Penn National Race Course since 1972. We were incorporated in Pennsylvania in 1982 as PNRC Corp. and adopted our present name in 1994. Our principal executive offices are located in the Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610; our telephone number is
(610) 373-2400.

               SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA DATA

    The following summary historical financial and operating data of Penn National for the year ended December 31, 1999 and 2000, and Other data, are derived from financial statements that have been audited by BDO Seidman, LLP, independent certified public accountants. The summary consolidated financial and Other data of Penn National for the nine months ended September 30, 2000 and 2001 have been prepared on the same basis as the historical information derived from the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods.

    The following summary unaudited consolidated pro forma data presented below for the nine months ended September 30, 2000 and 2001 and the twelve months ended September 30, 2000 and 2001 were prepared by consolidating our historical results with the historical results of operations of Casino Magic Bay St. Louis, Boomtown Biloxi, Casino Rouge and Casino Rama acquired for such periods. We refer to Casino Magic Bay St. Louis and Boomtown Biloxi as the Mississippi properties and Casino Rouge and Casino Rama as the CRC properties.

    The following financial information is based on in part, and should be read in conjunction with, the historical consolidated financial statements and related notes of Penn National, Mardi Gras Casino Corp. (d/b/a Casino Magic Bay St. Louis), Mississippi-I Gaming, L.P. (d/b/a Boomtown Biloxi) and CRC Holdings, Inc.--Gaming Division and the unaudited pro forma consolidated financial statements that we have filed with the SEC. This pro forma information is presented for illustrative purposes only and is not necessarily indicative of our operating results that would have occurred if the Mississippi and CRC acquisitions had occurred in an earlier period, nor is it necessarily indicative of our future operating results.

                                                       HISTORICAL RESULTS                           PRO FORMA RESULTS
                                            -----------------------------------------   -----------------------------------------
                                               FOR THE YEAR          FOR THE NINE          FOR THE NINE         FOR THE TWELVE
                                                   ENDED             MONTHS ENDED          MONTHS ENDED          MONTHS ENDED
                                               DECEMBER 31,          SEPTEMBER 30,         SEPTEMBER 30,         SEPTEMBER 30,
                                            -------------------   -------------------   -------------------   -------------------
                                              1999       2000       2000       2001       2000       2001       2000       2001
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                      (UNAUDITED)                      (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Revenues................................  $170,360   $291,801   $200,017   $383,425   $376,724   $419,399   $483,515   $536,955
  Income from operations..................    16,719     43,565     32,149     57,533     58,789     66,302     68,458     79,225
  Interest expense........................     8,667     19,089     11,004     32,461     33,319     33,319     44,425     44,425
  Income before extraordinary item........     6,733     18,575     15,848     18,813     19,196     23,852     18,987     24,244
  Net income..............................     6,733     11,992      9,265     18,813     19,196     23,852     18,987     24,244

  Diluted earnings per share before
    extraordinary item....................  $   0.44   $   1.20   $   1.03   $   1.19   $   1.25   $   1.51   $   1.23   $   1.53
  Diluted earnings per share..............  $   0.44   $   0.78   $   0.60   $   1.19   $   1.25   $   1.51   $   1.23   $   1.53

OTHER DATA:
  EBITDA(1)...............................  $ 26,496   $ 59,481   $ 42,850   $ 84,632   $ 89,589   $ 96,878   $109,357   $119,394
  Capital expenditures....................    13,243     27,295     17,348     22,967     25,692     25,868     40,515     37,014

------------------------------
(1) EBITDA consists of income from operations plus depreciation and amortization and earnings from joint venture. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS

A SUBSTANTIAL PORTION OF OUR REVENUES AND EBITDA IS DERIVED FROM OUR CHARLES
  TOWN FACILITY.

    Approximately 37.4% and 46.0% of our revenue and EBITDA, respectively, for the nine months ended September 30, 2001 was derived from our Charles Town operations. If, among other things, new competitors enter the market, economic conditions in the region deteriorate or a business interruption occurs, our operating revenues and cash flow could decline significantly.

WE MAY FACE DISRUPTION IN INTEGRATING AND MANAGING FACILITIES WE MAY ACQUIRE OR
  EXPAND.

    We expect to continue pursuing expansion and acquisition opportunities and could face significant challenges in managing and integrating the expanded or combined operations. For example, in August 2001, we signed a definitive agreement to acquire all of the assets of the Bullwhackers casino operations in Black Hawk, Colorado. We currently expect the acquisition will close in the second quarter of 2002. Management of new properties, especially in new geographic areas, may require that we increase our managerial resources. If we fail to effectively manage any growth we may have, it could materially adversely affect our operating results.

    The integration of the Bullwhackers operations and any other properties we may acquire will require the dedication of management resources that may temporarily detract attention from our day-to-day business. The process of integrating Bullwhackers, and potentially other properties, also may interrupt the activities of those businesses, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of our acquisitions.

    Our ability to achieve our objectives in connection with any acquisition we may consummate may be highly dependent on, among other things, our ability to retain the senior property level management teams of such acquisition candidates. If, for any reason, we are unable to retain these management teams following such acquisitions or if we fail to attract new capable executives, our operations after consummation of such acquisitions could be materially adversely affected.

WE FACE RISKS RELATED TO THE DEVELOPMENT AND EXPANSION OF OUR CURRENT
  PROPERTIES.

    We expect to use a portion of our cash on hand, cash flow from operations and available borrowings under our revolving credit facility for capital expenditures at the Charles Town Entertainment Complex and at Casino Magic Bay St. Louis, including the construction of the new hotel at the latter facility. The construction of the hotel at Casino Magic Bay St. Louis involves substantial risks, including the possibility of construction cost over-runs and delays due to various factors (including regulatory approvals, inclement weather and labor or material shortages), market deterioration after construction has begun, and the emergence of competition from unanticipated sources. The opening of the new hotel at Bay St. Louis will be contingent upon, among other things, receipt of all required licenses, permits and authorizations. The scope of the approvals required for the new hotel at Bay St. Louis is extensive, including, without limitation, state and local land-use permits, building and zoning permits and health and safety permits. In addition, unexpected changes or concessions required by local, regulatory and state authorities could involve significant additional costs and could delay or prevent the completion of construction or the opening of a new hotel. We cannot be sure that we will obtain the necessary permits, licenses and approvals for the construction and operation of the new hotels, or that we will obtain such permits, licenses and approvals within the anticipated time frame.

    We also are implementing enhancements at the Charles Town Entertainment Complex, including the expansion of the gaming floor and the construction of a structured parking lot. These planned enhancements involve similar risks to hotel construction risks including cost over-runs, delays, market deterioration and receipt of required licenses, permits or authorizations, among others.

    The opening of the new hotel at Bay St. Louis and the other proposed enhancements also will require us to significantly increase the size of our existing work force at the property. We cannot be certain that management will be able to hire and retain a sufficient number of employees to operate these facilities at their optimal levels. The failure to employ the necessary work force could result in inadequate customer service which could ultimately harm profitability.

PRIOR TO AUGUST 2000, OUR GAMING EXPERIENCE DID NOT INCLUDE CASINO OPERATIONS.

    Our Charles Town Entertainment Complex has featured gaming machines since 1997, but does not include the full complement of casino, entertainment and other amenities available at traditional casinos. Through acquisitions beginning August 2000, however, we began operating and managing full-scale casinos in Mississippi, Louisiana and Canada. We cannot be sure that we will be successful in managing and operating our business in response to the challenges of conducting full-scale casino operations in highly competitive gaming markets. These challenges are made more difficult as a result of the ongoing expansion of our Charles Town and Bay St. Louis properties. Our failure to meet these challenges may have a material adverse effect on our business, financial condition and results of operations.

WE FACE SIGNIFICANT COMPETITION.

    GAMING OPERATIONS

    The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, many of which have financial and other resources that are greater than our resources. Competitive gaming activities include casinos, video lottery terminals and other forms of legalized gaming in the United States and other jurisdictions.

    Legalized gambling is currently permitted in various forms throughout the United States and in several Canadian provinces. Other jurisdictions may legalize gaming in the near future. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other persons will increase competition for our gaming operations and could have a material adverse impact on us.

    CHARLES TOWN, WEST VIRGINIA. Our gaming machine operations at the Charles Town Entertainment Complex face competition from other gaming machine venues in West Virginia and in neighboring states (including Dover Downs, Delaware Park and Harrington Raceway in Delaware and the casinos in Atlantic City, New Jersey). These venues offer significantly higher stakes for their gaming machines than are permitted in West Virginia. Atlantic City, New Jersey does not have a per-pull limit on its gaming machines, while Delaware has a $25 per-pull limit. The per-pull limit in West Virginia is currently $5 per gaming machine. In addition to existing competition, both Pennsylvania and Maryland have in the past considered legislation to expand gaming in their respective states. The failure to attract or retain gaming machine customers at the Charles Town Entertainment Complex, whether arising from such competition or from other factors, could have a material adverse effect on our business, financial condition and results of operations.

    MISSISSIPPI GULF COAST. Dockside gaming has grown rapidly on the Mississippi Gulf Coast, increasing from no dockside casinos in March 1992 to 12 operating dockside casinos at December 31, 2001. Nine of these facilities are located in Biloxi, two are located in Gulfport and one is located in Bay St. Louis. Our Mississippi casino operations have numerous competitors, many of which have greater name recognition and financial and marketing resources than we have. Competition in the Mississippi gaming market is significantly more intense than the competition our gaming operations face in West Virginia or our pari-mutuel operations face in Pennsylvania and New Jersey. We cannot be sure that we will succeed in the competitive Mississippi Gulf Coast gaming market. The failure to do so would have a material adverse effect on our business, financial condition and results of operations.

    LOUISIANA. Our Casino Rouge riverboat faces competition from land-based and riverboat casinos throughout Louisiana and on the Mississippi Gulf Coast, casinos on Native American lands and from non-casino gaming opportunities within Louisiana. The Louisiana Riverboat Economic Development and Gaming Control Act limits the number of gaming casinos in Louisiana to fifteen riverboat casinos statewide and one land-based casino in New Orleans. All fifteen riverboat licenses are currently issued.

    The principal competitor to Casino Rouge is the Belle of Baton Rouge, which is the only other licensed riverboat casino in Baton Rouge. In February 2001, a new 300-room Sheraton hotel opened at the Belle of Baton Rouge. We also face competition from three major riverboat casinos and one land-based casino in the New Orleans area, which is approximately 75 miles from Baton Rouge, and from three Native American casinos in Louisiana. The two closest Native American casinos are land-based facilities located approximately 45 miles southwest and approximately 65 miles northwest of Baton Rouge. We also face competition from several truck stop gaming facilities located in certain surrounding parishes, each of which are authorized to operate up to 50 video poker machines.

    ONTARIO. Our operation of Casino Rama through CHC Casinos Canada Limited will face competition in Ontario from a number of casinos and racetracks with gaming machine facilities. Currently, there are two other commercial casinos, five charity casinos and at least fifteen racetracks with gaming machines in the province of Ontario. All of the casinos and gaming machine facilities are operated on behalf of the Ontario Lottery and Gaming Corporation, an agency of the Province of Ontario. The Ontario Lottery and Gaming Corporation also operates several province-wide lotteries.

    Casino Rama is located near Orillia, Ontario, approximately 90 miles north of Toronto. There is one charity casino and three racetracks with gaming machine facilities that directly affect Casino Rama. The charity casino has 40 gaming tables and 450 gaming machines. The number of gaming machines at the racetracks range from 100 to 1,700 each.

    There is an interim commercial casino located in Niagara Falls, Ontario, 80 miles southwest of Toronto with approximately 135 gaming tables and 2,000 gaming machines. It is contemplated that Niagara Falls will have a permanent casino with a similar number of gaming tables and gaming machines as the interim casino that is scheduled to be completed by the spring of 2002. In addition, it has been proposed in connection with the City of Toronto's waterfront revitalization project that a casino be located in downtown Toronto. However, we are not aware of any definitive plans for the development of such a casino.

    RACING AND PARI-MUTUEL OPERATIONS

    Our racing and pari-mutuel operations face significant competition for wagering dollars from other racetracks and OTWs (some of which also offer other forms of gaming), other gaming venues such as casinos and state-sponsored lotteries, including the Pennsylvania, New Jersey, Delaware and West Virginia lotteries. We also may face competition in the future from new OTWs or from new racetracks. From time to time, states consider legislation to permit other forms of gaming. If additional gaming opportunities become available near our racing and pari-mutuel operations, such gaming opportunities could have a material adverse effect on our business, financial condition and results of operations.

    Our OTWs compete with the OTWs of other Pennsylvania racetracks, and new OTWs may compete with our existing wagering facilities. Our competitors have a number of OTW facilities that are near our OTWs. Although only two competing OTWs remain authorized by law for future opening, the opening of a new OTW in close proximity to our existing or future OTWs could have a material adverse effect on our business, financial condition and results of operations.

WE ARE INVOLVED IN LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED OR SETTLED,
  COULD IMPACT OUR FINANCIAL CONDITION.

    On August 20, 2001, Showboat Development Company brought a lawsuit against us and certain other parties related to the Charles Town Entertainment Complex. The suit alleges, among other things, that our operation of coin-out video lottery terminals at the Charles Town facility constitutes the operation of a casino, thereby triggering Showboat's option to manage the casino. The suit also alleges that our March 2000 acquisition of the 11% minority interest in Charles Town Races from BDC Group, our former joint venture partner, was made in violation of a right of first refusal that Showboat holds from BDC covering the sale of any interest in any casino at Charles Town Races. We have filed in federal district court in Nevada a motion to dismiss this action for lack of personal jurisdiction and, in the alternative, a motion to transfer the case to the state of West Virginia. On January 25, 2002, the district court granted our motion to dismiss. The district court's decision is subject to appeal on or before February 24, 2002. Nevertheless, we continue to believe that each of Showboat's claims is without merit, and we intend to vigorously defend ourselves against them. Even if there ultimately is a judgment against us in this case, we do not believe that it will have a material adverse effect on our financial condition or results of operations.

    In July 2001, a lawsuit was filed against us by certain surveillance employees at the Charles Town facility claiming that our surveillance of those employees during working hours was improper. The lawsuit claims damages of $7.0 million and punitive damages of $14.0 million. We currently are conducting discovery in the case but, at this time, believe that all of the claims of the employees are without merit. We intend to vigorously defend ourselves against this action and do not believe that this action will have a material adverse effect on our financial condition or results of operations.

    In January 2002, an employee at our Charles Town facility initiated a suit against us alleging invasion of privacy. The employee claims in the suit that she was subjected to an involuntary strip search by other Charles Town employees as part of a theft investigation and is seeking punitive damages. The lawsuit claims damages of $0.5 million and punitive damages of $3.5 million. We believe we have meritorious defenses and intend to vigorously defend ourselves against this suit.

    We also are parties to certain other litigation but do not believe it will have a material adverse effect on our financial condition or results of operations if any of these legal proceedings were adversely adjudicated or settled. Furthermore, the nature of our business subjects us to the risk of lawsuits filed by customers and others.

WE FACE EXTENSIVE REGULATION FROM GAMING AUTHORITIES.

    LICENSING REQUIREMENTS. As owners and operators of gaming and pari-mutuel betting facilities, we are subject to extensive state, local and, in Canada, provincial regulation. State, local and provincial authorities require us and our subsidiaries to demonstrate suitability to obtain and retain various licenses and require that we have registrations, permits and approvals to conduct gaming operations. Various regulatory authorities, including the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Racing Commission, the Alcohol and Gaming Commission of Ontario, the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, the West Virginia Racing Commission and the West Virginia Lottery Commission may, for any reason set forth in the applicable legislation, limit, condition, suspend or revoke a license or registration to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries. Like all gaming operators in the jurisdictions in which we operate, we must periodically apply to renew our gaming licenses or registrations. We cannot assure you that we will be able to obtain such renewals. Regulatory authorities may also levy substantial fines against or seize the assets of our company, our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

    We have demonstrated suitability to obtain and have obtained all governmental licenses, registrations, permits and approvals necessary for us to operate our existing gaming facilities. We cannot assure you that we will be able to retain them or demonstrate suitability to obtain any new licenses, registrations, permits or approvals, including those required for us to consummate the Bullwhackers acquisition. If we expand our gaming operations in West Virginia, Mississippi, Louisiana, Pennsylvania, New Jersey, Canada or to new areas, we will have to meet suitability requirements and obtain additional licenses, registrations, permits and approvals from gaming authorities in these jurisdictions. The approval process can be time-consuming and costly and we cannot be sure that we will be successful.

    Gaming authorities in the United States generally can require that any beneficial owner of our securities, including holders of our common stock file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of our common stock to file a suitability application, the owner must apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate an owner's suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of our common stock.

    POTENTIAL CHANGES IN REGULATORY ENVIRONMENT. From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate. Any expansion of gaming or restriction on or prohibition of our gaming operations could have a material adverse effect on our operating results.

    TAXATION. State and local authorities raise a significant amount of revenue through taxes and fees on gaming activities. We believe that the prospect of significant revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal, state, local and provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, local and provincial legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

    COMPLIANCE WITH OTHER LAWS. We are also subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages.

WE DEPEND ON OUR KEY PERSONNEL.

    We are highly dependent on the services of Peter M. Carlino, our Chairman and Chief Executive Officer, and other members of our senior management team. We have entered into employment agreements with Mr. Carlino and certain other officers. However, the loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

INCLEMENT WEATHER AND OTHER CONDITIONS COULD SERIOUSLY DISRUPT OUR OPERATIONS.

    The operations of our facilities are subject to disruptions or reduced patronage as a result of severe weather conditions. Our dockside facilities in Mississippi and Louisiana are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance, flood, hurricane or other severe weather conditions. Reduced patronage and the loss of a dockside casino or riverboat from service for any period of time due to severe weather could adversely affect our business, financial condition and results of operations.

WE DEPEND ON AGREEMENTS WITH OUR HORSEMEN AND PARI-MUTUEL CLERKS TO OPERATE OUR
  BUSINESS.

    The Federal Horseracing Act, the West Virginia Racing Act and the Pennsylvania Racing Act require that, in order to simulcast races, we have written agreements with the horse owners and trainers at our West Virginia and Pennsylvania race tracks. In addition, in order to operate gaming machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the gaming machines with a representative of a majority of the horse owners and trainers, a representative of a majority of the pari-mutuel clerks and a representative of a majority of the horse breeders. On March 23, 1999, we signed a new horsemen agreement with the Pennsylvania Thoroughbred Horsemen at Penn National Race Course with an initial term that expires on January 1, 2004. Our agreement with the Pennsylvania Harness Horsemen was entered into in November 1999 and expires on January 16, 2003. At the Charles Town Entertainment Complex, we have an agreement with the Charles Town Horsemen that expires on December 31, 2002. Our agreement with the pari-mutuel clerks at Charles Town expires on December 31, 2004.

    If we fail to maintain operative agreements with the horsemen at a track, we will not be permitted to conduct live racing and export and import simulcasting at that track, and, in West Virginia, we will not be permitted to operate our gaming machines. In addition, our simulcasting agreements are subject to the horsemen's approval. In February 1999, the Pennsylvania Thoroughbred Horsemen stopped racing at Penn National Race Course and withdrew their permission for us to import simulcast races from other racetracks, resulting in the closure of Penn National Race Course and its six OTWs. As a result of this action, our operations at Penn National Race Course and its OTWs were suspended for more than five weeks, we lost 46 race days at Penn National Race Course, and it took nearly six months from the beginning of the action before we returned to pre-action levels of racing and operations. If we fail to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on our business, financial condition and results of operations.

    In addition, pursuant to the New Jersey Simulcasting Racing Act, our New Jersey joint venture, Pennwood Racing, Inc., must maintain written agreements with the horsemen at Freehold Raceway in order to simulcast races to the Atlantic City casinos. Horsemen agreements currently are in effect at both facilities.

RISKS RELATED TO OUR CAPITAL STRUCTURE

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

    We have a significant amount of indebtedness. On a pro forma basis as of September 30, 2001, after giving effect to the application of the net proceeds from this offering, we would have had total indebtedness of approximately $393.3 million (excluding unused commitments under the credit facility) and total shareholders' equity of $169.7 million.

    Our substantial indebtedness could have important consequences to our financial health. For example, it could:

    - increase our vulnerability to general adverse economic and industry conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that are not as highly leveraged; and

    - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

    Any of the above-listed factors could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur substantial additional indebtedness in the future. The terms of the existing indebtedness do not fully prohibit us from doing so. If new debt is added to our current debt levels, the related risks that we now face could intensify.

OUR STOCK PRICE IS VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR
  ABOVE THE PRICE YOU PAID FOR THEM.

    Between January 1, 2001 and February 1, 2002, the closing sale price of our common stock has ranged from a high of $32.38 per share to a low of $9.56 per share. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

    - quarterly fluctuations in results of operations;

    - the construction of new gaming facilities by competitors near our existing properties;

    - legislative or regulatory developments adverse to our existing gaming properties or the gaming industry in general;

    - changes in or failure to meet earnings estimates by securities analysts;

    - sales of our common stock by existing shareholders or the perception that these sales may occur;

    - adverse judgments or settlements obligating us to pay damages;

    - negative publicity about us or the gaming industry in general;

    - loss of key personnel; and

    - the termination of a material contract with our horsemen and pari-mutuel clerks.

    In addition, overall volatility has often significantly affected the market prices of securities for reasons unrelated to a company's operating performance. In the past, securities class action litigation has often been commenced against companies that have experienced periods of volatility in the price of their stock. Securities litigation initiated against us could cause us to incur substantial costs and could lead to the diversion of management's attention and resources.

ANTI-TAKEOVER PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING US, LIMITING OUR
  SHAREHOLDERS' ABILITY TO PROFIT FROM SUCH A TRANSACTION.

    Our Articles of Incorporation include provisions that may delay, deter or prevent a takeover attempt that shareholders might consider desirable. For example, our Articles of Incorporation provide that our directors are to be divided into three classes and elected to serve staggered three-year terms. This structure could impede or discourage an attempt to obtain control of us by preventing shareholders from replacing our entire board in a single proxy contest, making it more difficult for a third party to take control of us without the consent of our board of directors. Our Articles of

Incorporation further provide that our shareholders may not take any action in writing without a meeting. This prohibition could impede or discourage an attempt to obtain control of us by requiring that any actions required to be taken by shareholders be taken at properly called shareholder meetings.

    We also have adopted a shareholder rights plan that will dilute the stock ownership of an acquirer of our common stock upon the occurrence of certain events. The provisions in our Articles of Incorporation and our shareholder rights plan may have the effect of deterring hostile takeovers, including transactions in which shareholders might otherwise profit.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK AFTER THIS
  OFFERING COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

    Our executive officers, directors and the selling shareholder, who collectively beneficially own approximately 37.1% of our outstanding common stock (approximately 27.0% of our outstanding common stock after completion of this offering), have agreed to hold their shares until 90 days after this offering, subject to certain exceptions. Sales, or the availability for sale, of shares of our common stock by these or other shareholders could cause the market price of our common stock to decline. In addition, approximately 984,667 additional shares of common stock issuable upon exercise of vested stock options are currently available for immediate resale.

OUR EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP OWN SUFFICIENT SHARES OF OUR
  COMMON STOCK TO SIGNIFICANTLY AFFECT THE RESULTS OF ANY SHAREHOLDER VOTE.

    As a result of the significant share ownership described above, our executive officers and directors have the ability to significantly influence the outcome of matters requiring a shareholder vote, including the election of our board of directors, amendments to our organizational documents, or approval of any merger, sale of assets or other major corporate transaction. The interests of our executive officers and directors may differ from yours and our executive officers and directors may be able to delay or prevent us from entering into transactions that would result in a change in control, including transactions in which our shareholders might otherwise receive a premium over the then current market price for their shares.

                                 CAPITALIZATION

    The following table sets forth our consolidated cash and cash equivalents and capitalization (i) on an actual basis as of September 30, 2001, and (ii) on an as adjusted basis to reflect the sale of the 2,500,000 shares of our common stock at an assumed offering price of $31.95 per share (less estimated underwriting discounts, commissions and offering expenses), as if it occurred on September 30, 2001. You should read this information in conjunction with the consolidated financial statements and related notes and other financial information incorporated by reference in this prospectus supplement.

                                                              AS OF SEPTEMBER 30, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................   $ 36,401      $ 36,401
                                                               ========      ========
Long-term debt, including current portion:
  Senior secured credit facility............................   $268,687      $193,294
  Other debt................................................         35            35
  11 1/8% senior subordinated notes due 2008................    200,000       200,000
                                                               --------      --------
    Total long-term debt(1).................................    468,722       393,329
                                                               --------      --------

Shareholders' equity
  Preferred stock, $.01 par value, authorized 1,000,000
    shares; no shares issued and outstanding................         --            --
  Common stock, $0.01 par value, authorized 200,000,000
    shares; 15,901,300 shares issued, actual; 18,401,300
    shares issued, as adjusted..............................        159           184
  Treasury stock, at cost, 427,700 shares...................     (2,379)       (2,379)
  Additional paid-in capital................................     44,348       120,005
  Retained earnings.........................................     60,776        58,306
  Other comprehensive income................................     (6,358)       (6,358)
  Cumulative translation adjustment.........................        (32)          (32)
                                                               --------      --------
    Total shareholders' equity..............................     96,514       169,726
                                                               --------      --------

Total capitalization........................................   $565,236      $563,055
                                                               ========      ========

------------------------
(1) We have entered into a number of arrangements that impose financial obligations on us, but do not appear as liabilities on our balance sheet. They include:

    - A $100 million, notional amount, interest rate swap agreement that converts a portion of our floating rate interest obligation into a fixed LIBOR of 5.835% plus an applicable margin up to 4% per annum. This instrument matures in December 2003.

    - A $36 million, notional amount, interest rate swap agreement that fixes LIBOR at 4.8125% plus an applicable margin up to 4% per annum. This instrument matures in June 2004.

    - Four letters of credit totaling approximately $4.4 million.

    - A guarantee of up to 50% of a term loan obligation of our New Jersey joint venture. As of January 31, 2002, our obligation under our guaranty of the term loan was limited to approximately $10.3 million.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

    The accompanying unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2000 and 2001 and the twelve months ended September 30, 2000 and 2001 were prepared giving effect to the acquisition of the Mississippi properties and CRC as if each event occurred on October 1, 1999. In the pro forma consolidated statements of operations, we have consolidated our historical results with the historical results of operations of the Mississippi and CRC properties acquired for such periods.

    You should read the following pro forma consolidated statements of operations in conjunction with the historical consolidated financial statements of Penn National, Mardi Gras Casino Corp. (d/b/a/ Casino Magic Bay St. Louis), Mississippi-I Gaming, L.P. (d/b/a Boomtown Biloxi) and CRC Holdings, Inc.--Gaming Division incorporated herein by reference. The unaudited pro forma consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if all of the events as described above had occurred on the first day of the respective periods presented, nor are they necessarily indicative of our future operating results.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                                       PRO FORMA
                                                                                                          FOR
                                                                                                      MISSISSIPPI
                                                                                                      PROPERTIES
                                                PENN     MISSISSIPPI       CRC        PRO FORMA         AND CRC
                                              NATIONAL   PROPERTIES    ACQUISITION   ADJUSTMENTS      ACQUISITION
                                                (1)          (2)           (3)           (4)              (5)
                                              --------   -----------   -----------   -----------      -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Gaming....................................  $ 99,895    $ 84,840      $ 67,751       $     --         $252,486
  Racing....................................    87,913          --            --             --           87,913
  Management servicing fees.................        --          --        10,177             --           10,177
  Other.....................................    12,209      12,362         1,577             --           26,148
                                              --------    --------      --------       --------         --------
Total revenues..............................   200,017      97,202        79,505             --          376,724
                                              --------    --------      --------       --------         --------
Operating expenses
  Gaming....................................    59,050      47,516        31,603             --          138,169
  Racing....................................    59,065          --            --             --           59,065
  Other operating expenses..................    11,980       9,961           908           (269)(c)       22,580
  General and administrative................    29,316      17,104        25,315         (2,170)(d)       69,565
  Depreciation and amortization.............     8,457       5,070         3,833         11,196 (a)       28,556
                                              --------    --------      --------       --------         --------
Total operating expenses....................   167,868      79,651        61,659          8,757          317,935
                                              --------    --------      --------       --------         --------
Income from operations......................    32,149      17,551        17,846         (8,757)          58,789
Interest income.............................     1,334           3         1,237             --            2,574
Interest expense............................   (11,004)        (93)       (5,486)       (16,736)(b)      (33,319)
Earnings income from joint venture..........     2,244          --            --             --            2,244
Other income (expense), net.................         1        (301)         (364)            --             (664)
                                              --------    --------      --------       --------         --------
Income before income taxes, minority
  interest and extraordinary item...........    24,724      17,160        13,233        (25,493)          29,624
Income tax expense..........................     8,876       3,946         5,466         (7,860)(e)       10,428
                                              --------    --------      --------       --------         --------
Income before minority interest and
  extraordinary item........................    15,848      13,214         7,767        (17,633)          19,196
Minority interest...........................        --          --        (2,346)         2,346 (f)           --
                                              --------    --------      --------       --------         --------
Income before extraordinary item............    15,848      13,214         5,421        (15,287)          19,196

Extraordinary item..........................    (6,583)         --            --          6,583 (g)           --
                                              --------    --------      --------       --------         --------

Net income..................................  $  9,265    $ 13,214      $  5,421       $ (8,704)        $ 19,196
                                              ========    ========      ========       ========         ========
Diluted earnings per share
  Income before extraordinary item..........  $   1.03                                                  $   1.25
                                              ========                                                  ========
  Net income................................  $   0.60                                                  $   1.25
                                              ========                                                  ========

EBITDA......................................  $ 42,850                                                  $ 89,589
                                              ========                                                  ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                               PRO
                                                                                              FORMA
                                                                                               FOR
                                                      PENN         CRC        PRO FORMA        CRC
                                                    NATIONAL   ACQUISITION   ADJUSTMENTS   ACQUISITION
                                                      (1)          (3)           (4)           (5)
                                                    --------   -----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Gaming..........................................  $267,264     $31,480       $    --      $298,744
  Racing..........................................    85,508          --            --        85,508
  Management servicing fees.......................     5,480       4,494            --         9,974
  Other...........................................    25,173          --            --        25,173
                                                    --------     -------       -------      --------
Total revenues....................................   383,425      35,974                     419,399
                                                    --------     -------       -------      --------
Operating expenses
  Gaming..........................................   146,940      12,401            --       159,341
  Racing..........................................    59,511          --            --        59,511
  Other operating expenses........................    25,847      13,429            --        39,276
  General and administrative......................    68,515          --        (2,102)(d)    66,413
  Depreciation and amortization...................    25,079       1,756         1,721 (a)    28,556
                                                    --------     -------       -------      --------
Total operating expenses..........................   325,892      27,586          (381)      353,097
                                                    --------     -------       -------      --------

Income from operations.............................   57,533       8,388           381        66,302
                                                    --------     -------       -------      --------
Interest income....................................    2,654         447            --         3,101
Interest expense...................................  (32,461)     (2,138)        1,280 (b)   (33,319)
Earnings from joint venture........................    2,020          --            --         2,020
Other (expense), net...............................     (729)       (565)           --        (1,294)
                                                    --------     -------       -------      --------
Income before income taxes, minority interest and
  extraordinary item...............................   29,017       6,132         1,661        36,810
Income tax expense.................................   10,204       2,611           143 (e)    12,958
                                                    --------     -------       -------      --------
Income before minority interest and extraordinary
  item.............................................   18,813       3,521         1,518        23,852
Minority interest..................................       --        (154)(f)       154 (f)        --
                                                    --------     -------       -------      --------
Income before extraordinary item...................   18,813       3,367         1,672        23,852
                                                    --------     -------       -------      --------
  Extraordinary item...............................       --          --            --            --
Net income.........................................  $18,813     $ 3,367        $1,672      $ 23,852
                                                    ========     =======       =======      ========
Diluted earnings per share
  Income before extraordinary item.................  $  1.19                                $   1.51
                                                    ========                                ========
  Net income.......................................  $  1.19                                $   1.51
                                                    ========                                ========

EBITDA.............................................  $84,632                                $ 96,878
                                                    ========                                ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     TWELVE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                                     PRO FORMA
                                                                                                        FOR
                                                                                                    MISSISSIPPI
                                                                                                    PROPERTIES
                                               PENN     MISSISSIPPI       CRC        PRO FORMA        AND CRC
                                             NATIONAL   PROPERTIES    ACQUISITION   ADJUSTMENTS     ACQUISITION
                                               (1)          (2)           (3)           (4)             (5)
                                             --------   -----------   -----------   -----------     -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Gaming...................................  $115,241    $117,288      $ 88,001       $     --        $320,530
  Racing...................................   114,678          --            --             --         114,678
  Management servicing fees................        --          --        14,173             --          14,173
  Other....................................    15,234      16,741         2,159             --          34,134
                                             --------    --------      --------       --------        --------
Total revenues.............................   245,153     134,029       104,333             --         483,515
                                             --------    --------      --------       --------        --------
Operating expenses
  Gaming...................................    68,800      66,028        41,401             --         176,229
  Racing...................................    77,090          --            --             --          77,090
  Other operating expenses.................    14,958      13,736         1,206           (269)(c)      29,631
  General and administrative...............    38,466      24,174        33,843         (2,448)(d)      94,035
  Depreciation and amortization............    10,667       7,487         5,328         14,590 (a)      38,072
                                             --------    --------      --------       --------        --------
Total operating expenses...................   209,981     111,425        81,778         11,873         415,057
                                             --------    --------      --------       --------        --------
Income from operations.....................    35,172      22,604        22,555        (11,873)         68,458
Interest income............................     1,727         113         1,726             --           3,566
Interest expense...........................   (13,163)       (274)       (7,415)       (23,573)(b)     (44,425)
Earnings from joint venture................     2,827          --            --             --           2,827
Other income (expense), net................        --        (210)         (914)            --          (1,124)
                                             --------    --------      --------       --------        --------
Income before income taxes, minority
  interest and extraordinary item..........    26,563      22,233        15,952        (35,446)         29,302
Income tax expense.........................     9,382       4,534         6,836        (10,437)(e)      10,315
                                             --------    --------      --------       --------        --------
Income before minority interest and
  extraordinary item.......................    17,181      17,699         9,116        (25,009)         18,987
Minority interest..........................        --          --        (2,397)         2,397 (f)          --
                                             --------    --------      --------       --------        --------
Income before extraordinary item...........    17,181      17,699         6,719        (22,612)         18,987

Extraordinary item.........................    (6,583)         --            --          6,583 (g)          --
                                             --------    --------      --------       --------        --------

Net income.................................  $ 10,598    $ 17,699      $  6,719       $(16,029)       $ 18,987
                                             ========    ========      ========       ========        ========
Diluted earnings per share
  Income before extraordinary item.........  $   1.12                                                 $   1.23
                                             ========                                                 ========
  Net income...............................  $   0.69                                                 $   1.23
                                             ========                                                 ========

EBITDA.....................................  $ 48,666                                                 $109,357
                                             ========                                                 ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     TWELVE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                            PRO FORMA
                                                      PENN         CRC        PRO FORMA      FOR CRC
                                                    NATIONAL   ACQUISITION   ADJUSTMENTS   ACQUISITION
                                                      (1)          (3)           (4)           (5)
                                                    --------   -----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
    Gaming........................................  $326,958     $53,928       $    --       $380,886
    Racing........................................   110,826          --            --        110,826
    Management servicing fees.....................     5,480       7,815            --         13,295
    Other.........................................    31,948          --            --         31,948
                                                    --------     -------       -------       --------
Total revenues....................................   475,212      61,743            --        536,955
                                                    --------     -------       -------       --------
Operating expenses
    Gaming........................................   181,977      30,991            --        212,968
    Racing........................................    77,512          --            --         77,512
    Other operating expenses......................    32,644          --            --         32,644
    General and administrative....................    83,916      15,027        (2,409)(d)     96,534
    Depreciation and amortization.................    30,216       2,964         4,892 (a)     38,072
                                                    --------     -------       -------       --------
Total operating expenses..........................   406,265      48,982         2,483        457,730
                                                    --------     -------       -------       --------
Income from operations............................    68,947      12,761        (2,483)        79,225
                                                    --------     -------       -------       --------
Interest income...................................     3,195      (1,296)           --          1,899
Interest expense..................................   (40,546)     (1,359)       (2,520)(b)    (44,425)
Earnings from joint venture.......................     2,097          --            --          2,097
Other (expense), net..............................      (691)       (691)           --         (1,382)
                                                    --------     -------       -------       --------

Income before income taxes, minority interest and
  extraordinary item..............................    33,002       9,415        (5,003)        37,414

Income tax expense................................    11,465       4,058        (2,353)(e)     13,170
                                                    --------     -------       -------       --------

Income before minority interest and extraordinary
  item............................................    21,537       5,357        (2,650)        24,244

Minority interest.................................        --        (893)          893 (f)         --
                                                    --------     -------       -------       --------
Income before extraordinary item..................    21,537       4,464        (1,757)        24,244
                                                    --------     -------       -------       --------
  Extraordinary item..............................        --          --            --             --

Net income........................................  $ 21,537     $ 4,464       $(1,757)      $ 24,244
                                                    ========     =======       =======       ========

Diluted earnings per share
  Income before extraordinary item................  $   1.36                                 $   1.53
                                                    ========                                 ========
  Net income......................................  $   1.36                                 $   1.53
                                                    ========                                 ========

EBITDA............................................  $101,260                                 $119,394
                                                    ========                                 ========

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

    The following notes describe the column headings in the pro forma consolidated statement of operations and the pro forma adjustments that have been made to the unaudited pro forma consolidated statements of operations.

    (1) Reflects the consolidated historical statements of operations of Penn National Gaming, Inc. and subsidiaries.

    (2) Represents the combined historical statements of operations for Casino Magic and Boomtown Biloxi for each of the periods presented. We acquired the Mississippi properties on August 8, 2000. As a result, the operating results of the Mississippi properties for the period from August 8, 2000 through September 30, 2001 are included in our operating results.

    (3) Represents the historical statements of operations of CRC Holdings, Inc.
       - Gaming Division, and the minority interest in LCCI not owned by CRC prior to our acquisition. We acquired CRC on April 27, 2001. As a result, the operating results of CRC for the period from April 27, 2001 through September 30, 2001 are included in our operating results for the nine months ended and twelve months ended September 30, 2001. For the nine months ended September 30, 2000, the operating results for CRC are for the period from December 1, 1999 to August 31, 2000. For the twelve months ended September 30, 2000, the operating results for CRC are for the period September 1, 1999 to August 31, 2000.

    (4) Reflects the following pro forma adjustments to the operating results:

       (a) Adjustments to reflect the acquisitions of Mississippi properties and
           CRC:

                                      NINE            NINE           TWELVE          TWELVE
                                     MONTHS          MONTHS          MONTHS          MONTHS
                                     ENDED            ENDED           ENDED           ENDED
                                 SEPTEMBER 30,    SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                      2000            2001            2000            2001
                                 --------------   -------------   -------------   -------------
                                                         (IN THOUSANDS)
Net increase in expense
  resulting from the
  depreciation of $86.4 million
  and $116.9 million of
  property related to
  Mississippi properties and
  CRC, respectively, using
  lives ranging from 5 to 39
  years........................      $ 4,854         $    86         $ 8,248         $1,435
Net increase in amortization
  expense of goodwill related
  to Mississippi properties and
  CRC of $78.3 million and
  $59.1 million, respectively,
  using a life of 40 years.....        2,852             664           2,852          1,652
Net increase in expense
  resulting from the
  amortization of $17.0 million
  in deferred financing costs
  over the term of the
  Company's debt obligations...        1,042             203           1,042            425
Amortization of fair value of
  management contract of $25.7
  million over its 10 1/4-year
  term.........................        2,448             768           2,448          1,380
                                     -------         -------         -------         ------
                                     $11,196         $ 1,721         $14,590         $4,892
                                     =======         =======         =======         ======

    (b) Reflects net increase in interest expense resulting from the increase in debt related to the Mississippi properties and CRC acquisitions.

    (c) Adjustment to reflect elimination of legal fees and other expenses paid by CRC in connection with the acquisition.

    (d) Reflects pro forma adjustments relating to the CRC acquisition to reflect the elimination of:

                                NINE MONTHS     NINE MONTHS    TWELVE MONTHS   TWELVE MONTHS
                                   ENDED           ENDED           ENDED           ENDED
                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                   2000            2001            2000            2001
                               -------------   -------------   -------------   -------------
                                                      (IN THOUSANDS)
Management fees..............      $  455          $  178         $  574          $  352
Royalty fees.................         515             172            674             305
Management bonus.............       1,000           1,452          1,000           1,452
Other charges................         200             300            200             300
                                   ------          ------         ------          ------
                                   $2,170          $2,102         $2,448          $2,409
                                   ======          ======         ======          ======

    (e) Reflects the net income tax adjustments associated with the pro forma adjustments described in (a), (b), (c), and (d) above.

    (f) Adjustment to reflect elimination of minority interest in LCCI.

    (g) Reflects elimination of extraordinary item per Penn National historical financial statements.

(5) Reflects unaudited pro forma consolidated statement of operations of Penn National as adjusted for Mississippi acquisitions and CRC acquisition.

                     YEAR ENDED DECEMBER 31, 2001
                     PRO FORMA REVENUE PERCENTAGES
                     -----------------------------
Gaming                            72%
Racing                            20%
Other(1)                           8%
                                 ---
  Total                          100%

----------
(1) Includes management servicing fees.


                                            PRO FORMA PROPERTY LEVEL
                                            EBITDA(1) FOR YEAR ENDED
                                                DECEMBER 31, 2001
                                                -----------------
PROPERTY:                                   AMOUNT             PERCENTAGE
---------                                   ------             ----------
                                        (in millions)
Charles Town                                 $51.3                 37%
Casino Magic Bay St. Louis                    18.7                 14
Boomtown Biloxi                               13.5                 10
Casino Rouge                                  25.2                 18
Casino Rama                                   10.8                  8
Penn National                                  7.6                  6
Pocono Downs                                   7.1                  5
Pennwood Joint Venture                         2.5(2)               2
                                            ------                ---
  TOTAL                                     $136.7                100%
                                            ======                ===

------------
(1) Excludes corporate expenses.
(2) Indicates earnings.


  YEAR ENDED       PRO FORMA      PRO FORMA              PRO FORMA EBITDA             PRO FORMA
 DECEMBER 31,      REVENUES         EBITDA       (EXCLUDING CORPORATE EXPENSES)       E.P.S.(1)
 ------------      --------         ------       ------------------------------       ---------
                                    (in millions, except per share data)
    2000             $493.8         $113.2                   $126.6                     $1.37
    2001             $555.4         $125.6                   $136.7                     $1.74

------------
(1) Represent diluted earnings per share before extraordinary items.